Exhibit 99.6

Orphai Therapeutics, Inc.

Financial Statements as of and for the

Years Ended December 31, 2025 and 2024,

Independent Auditor’s Report

ORPHAI THERAPEUTICS, INC.

TABLE OF CONTENTS

Page
INDEPENDENT AUDITOR’S REPORT	1–2

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024:

Balance Sheets	3

Statements of Operations and Comprehensive Loss	4

Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit	5

Statements of Cash Flows	6

Notes to Financial Statements	7–26

Deloitte & Touche LLP 185 Asylum Street Hartford, CT 06103-3402 USA Tel: 1-860-725-3273
INDEPENDENT AUDITOR’S REPORT	Fax: 1-203-905-3078 www.deloitte.com

To the Board of Directors of Quince Therapeutics, Inc.

Opinion

We have audited the financial statements of Orphai Therapeutics, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations and comprehensive loss, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring net losses and cash flows used in operations, and on May 18, 2026, the Company was acquired by Quince Therapeutics, Inc. (the “Acquirer”) and the Acquirer of the Company may be required to make significant cash payments to holders of Series C Non-Voting Convertible Preferred Stock that could substantially reduce the Company’s available cash and cash equivalents. As a result, the Company has stated that substantial doubt exists about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

July 29, 2026

ORPHAI THERAPEUTICS, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2025 AND 2024

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	658,248	2,220,979
Deposits	15,000	143,480
Research and development tax credit receivable	12,822	31,618
Prepaid expenses	330,430	269,896
Miscellaneous receivables	5,100	5,100

Total current assets	1,021,600	2,671,073
Property and equipment, net	—	1,270

Total assets	1,021,600	2,672,343

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	1,533,558	223,622
Accrued expenses	449,207	673,168
Convertible notes, current	8,492,726	—

Total current liabilities	10,475,491	896,790
Convertible notes, noncurrent	—	2,462,714
Warrants	3,183,628	863,694

Total liabilities	13,659,119	4,223,198
Commitments and contingencies
Redeemable convertible preferred stock
Redeemable convertible preferred stock, $0.0001 par value—13,583,324 shares authorized as of December 31, 2025 and 2024, respectively. 10,836,011 shares issued and outstanding as of December 31, 2025 and 2024, respectively and liquidation value of $105,133,172 as of December 31, 2025 and 2024, respectively	102,006,774	102,006,774
Stockholders’ equity (deficit)
Common stock, $0.0001 par value—22,500,000 shares authorized as of December 31, 2025 and 2024, respectively. 397,749 shares issued and outstanding as of December 31, 2025 and 2024, respectively	398	398
Additional paid-in capital	12,366,487	12,161,938
Accumulated deficit	(127,011,178)	(115,719,965)

Total stockholders’ deficit	(114,644,293)	(103,557,629)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	1,021,600	2,672,343

ORPHAI THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	December 31,	December 31,
	2025	2024
Operating expenses:
Research and development	4,003,762	$4,872,915
General and administrative	2,161,623	5,345,002

Total operating expenses	6,165,385	$10,217,917

Loss from operations	(6,165,385)	$(10,217,917)
Nonoperating income:
Interest income	32,192	137,683
Change in fair value of notes	(1,412,937)	(512,168)
Change in fair value of warrants	(2,239,300)	(64,241)
Loss on exchange of convertible notes	(1,501,535)	—
Other expense, net	(4,248)	(15,552)

Total nonoperating expense	(5,125,828)	$(454,278)

Net loss and comprehensive loss	(11,291,213)	$(10,672,195)

ORPHAI THERAPEUTICS, INC.

STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

			Stockholders’ Deficit
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid- in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
January 1, 2024	10,836,011	$104,390,444	390,249	$390	$5,946,036	$(107,431,440)	$(101,485,014)
Net loss	—	—	—	—	—	(10,672,195)	(10,672,195)
Series A extinguishment	—	(2,383,670)	—	—	—	2,383,670	2,383,670
Common stock issued upon exercise stock option	—	—	7,500	8	2,992	—	3,000
Stock-based compensation expense	—	—	—	—	6,212,910	—	6,212,910

December 31, 2024	10,836,011	$102,006,774	397,749	$398	$12,161,938	$(115,719,965)	$(103,557,629)

Net loss	—	—	—	—	—	(11,291,213)	(11,291,213)
Stock-based compensation expense	—	—	—	—	204,549	—	204,549

December 31, 2025	10,836,011	$102,006,774	397,749	$398	$12,366,487	$(127,011,178)	$(114,644,293)

ORPHAI THERAPEUTICS, INC.

STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	December 31, 2025	December 31, 2024
Cash flows from operating activities:
Net loss	$(11,291,213)	$(10,672,195)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,270	16,118
Change in fair value of notes and warrants	3,652,237	576,408
Exchange of senior convertible notes for new convertible notes	1,501,534	—
Loss on disposal of property and equipment	—	42,115
Stock-based compensation expense	204,549	6,212,910
Changes in operating assets and liabilities:
Deposits	128,480	19,000
Prepaid expenses	(60,534)	(51,841)
R&D tax credit receivable	18,796	—
Accounts payable	1,309,936	(206,899)
Accrued expenses	(223,961)	(2,449,657)

Net cash used in operating activities	(4,758,906)	(6,514,041)

Cash flows from investing activities:

Net cash used in investing activities	—	—

Cash flows from financing activities:
Proceeds from exercise of stock options	—	3,000
Proceeds from issuance of convertible notes	3,196,175	2,750,000

Net cash provided by financing activities	3,196,175	2,753,000

Net decrease in cash and cash equivalents	(1,562,731)	(3,761,041)
Cash and cash equivalents, beginning of year	2,220,979	5,982,020

Cash and cash equivalents, end of year	$658,248	$2,220,979

ORPHAI THERAPEUTICS, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Orphai Therapeutics, Inc. (the “Company”), formerly known as AI Therapeutics, Inc., and LAM Therapeutics, Inc., was incorporated as a Delaware corporation on March 4, 2013. The Company is a clinical-stage biopharmaceutical company developing a novel disease modifying therapeutic to address the significant unmet medical need associated with pulmonary disorders with few, if any, treatment options available. The Company is currently developing LAM-001 for the treatment of pulmonary hypertension associated with interstitial lung disease (PH-ILD), bronchiolitis obliterans syndrome (BOS), and sarcoidosis associated pulmonary hypertension (SAPH).

Liquidity and Going Concern—The accompanying financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Since its inception, the Company has generated no revenue and has funded its operations primarily through the issuance of preferred stock and convertible promissory notes to private investors. The Company has incurred recurring operating losses and negative cash flows from operations since inception, including a net loss of $11,291,213 for the year ended December 31, 2025, and had an accumulated deficit of $127,011,178 as of December 31, 2025. The Company expects to continue to incur operating losses and negative cash flows from operations for the foreseeable future as it continues to advance its research and development activities.

The Company’s existing cash and cash equivalents were not sufficient to fund its planned operations and satisfy its obligations as they became due for a period of at least twelve months from the date these financial statements are available to be issued. Accordingly, management determined that conditions existed that raised substantial doubt about the Company’s ability to continue as a going concern.

In order to mitigate these conditions, on May 18, 2026, the Company was acquired by Quince Therapeutics, Inc. (“Quince”). Concurrent with the closing of the merger, Quince completed a private placement financing that generated gross proceeds of approximately $115,000,000 through the issuance of Quince Series C Convertible Preferred Stock and related warrants (see Note 11, Subsequent Events). In connection with the merger, holders of the Company’s equity securities received Quince common stock and Quince Series C Convertible Preferred Stock, the Company’s outstanding convertible notes converted into equity immediately prior to the effective time of the Merger in accordance with their terms, and the Company’s outstanding options and warrants were assumed or exchanged for corresponding Quince equity instruments.

The Quince Series C Convertible Preferred Stock issued in the merger and the private placement financing are convertible into Quince common stock upon receipt of the requisite stockholder approval under applicable Nasdaq listing rules. Under the terms of the Certificate of Designation, if Quince fails to obtain the required stockholder approval or otherwise fails to timely deliver shares of common stock upon conversion following the applicable trigger date, which is the date on which the Series C Preferred

Stock becomes convertible following receipt of the required stockholder approval, holders of the Series C Convertible Preferred Stock are entitled to require Quince to make cash payments based on the value of the undelivered shares. As a result, the Company concluded that the proceeds received from the private placement financing cannot be relied upon to mitigate the conditions that raised substantial doubt because the availability of those proceeds is subject to conditions that are not entirely within the Company’s control. Management’s plan to convert the Series C Convertible Preferred Stock into common stock and therefore remove the requirement to make cash payment based on the value of the undelivered shares is the execution of a stockholder proxy vote set to take place in or around September 2026. Accordingly, the Company concluded that substantial doubt about the Company’s ability to continue as a going concern continues to exist within one year after the date these financial statements are available to be issued.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Reverse Stock Split—In February 2026, the Company effected a 1-for-10 reverse stock split of its common stock. Accordingly, all stockholders of record received one issued and outstanding common share in exchange for ten outstanding common shares. No fractional shares were issued in connection with the reverse split, and any fractional shares were rounded to the nearest whole share. All share and per-share amounts in these financial statements have been retroactively adjusted to reflect the reverse stock split for all periods presented.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents. As of December 31, 2025 and 2024, substantially all the Company’s cash and cash equivalents were invested in money market funds at one financial institution. The Company also maintains balances in various operating accounts above federally insured limits. The Company has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Use of Estimates—The preparation of the financial statements in conformity with US GAAP requires the Company to make estimates and assumptions about future events that affect the amounts reported in its financial statements and accompanying notes. Future events and their effects cannot be determined with certainty. On an ongoing basis, management evaluates these estimates and assumptions. Significant estimates and assumptions include assumptions underlying the fair value used in the calculation of the stock-based compensation, the fair value of warrants and fair values of convertible notes. In addition, management makes assumptions related to work completed but not yet billed by third party vendors to calculate prepaid expenses and accrued expenses.

Cash and Cash Equivalents—All highly liquid investments purchased with a maturity of three months or less are cash equivalents. As of December 31, 2025 and 2024, cash and cash equivalents consist of bank depository accounts and money market funds.

Research and Development Tax Credit Receivable—Research and development tax credit receivable includes monies to be received from the State of Connecticut for research and development tax credits. These research and development tax credits are exchanged for a cash refund and are typically collected within one year from the date the tax return is filed with the state. The credits are recognized as an offset to research and development expenses in the statements of operations and comprehensive loss in the annual period the corresponding expenses were incurred.

Research and Development—Research and development expenses are composed of costs incurred in performing research and development activities, including personnel salaries, benefits, and equity-based compensation; external research and development expenses incurred under arrangements with third parties, such as contract research organization agreements, investigational sites, and consultants; the cost of developing and manufacturing clinical study materials, program regulatory costs, expenses associated with obligations under asset acquisitions, license agreements, and other direct and indirect costs. Costs incurred in connection with research and development activities are expensed as incurred. Costs are considered incurred based on an evaluation of the progress to completion of each contract using information and data provided by the respective vendors, including the Company’s clinical sites. Depending upon the timing of invoicing by the service providers, the Company recognizes prepaid expenses or accrued expenses related to these costs. These prepaid expenses or accrued expenses are based on management’s estimates of the work performed under service agreements, milestones achieved, and experience with similar contracts. The Company monitors each of these factors and adjusts estimates accordingly.

Convertible Notes and Warrant Liabilities—The Company has elected the fair value option under Accounting Standards Codification (“ASC 825”), Financial Instruments, for its convertible notes. The fair value option was elected because the convertible notes contain embedded features and contingent settlement provisions that could otherwise require bifurcation and separate accounting. The election results in a single measurement attribute for the entire convertible notes and eliminates the need to separately account for embedded features and contingent settlement provisions. Accordingly, transaction costs incurred upon issuance of the convertible notes are recognized as incurred in the statements of operations and comprehensive loss within other expense, net.

Convertible notes are initially measured at fair value upon issuance and subsequently remeasured to fair value at each reporting date, with changes in fair value recognized in the statements of operations and comprehensive loss within non-operating expense. The Company has elected to report changes in fair value attributable to the accrual of contractual interest as part of the overall change in fair value recognized in earnings. Accordingly, contractual interest is not presented separately as interest expense.

The fair value of the convertible notes is estimated using scenario-based valuation techniques that considered the probabilities of financing, conversion, redemption and other settlement scenarios. Significant assumptions include the expected timing and probability of such scenarios, market participant discount rates, contractual terms and other relevant market participant assumptions. Changes in fair value, including those attributable to changes in instrument-specific credit risk, are recognized in the period incurred. Because the valuation incorporates significant unobservable inputs, the fair value measurement of the convertible notes is classified within Level 3 of the fair value hierarchy. The valuation of the convertible notes incorporates market participant assumptions regarding instrument-specific credit risk as one of several unobservable inputs used in estimating fair value. Changes in market participant credit risk remained relatively stable during the periods presented and changes in the fair value of the convertible notes were driven primarily by revisions to probability-

weighted financing and liquidity-event assumptions, contractual terms, and expected timing of future events rather than changes in instrument-specific credit risk. Accordingly, the Company concluded that changes attributable solely to instrument-specific credit risk were not material for the changes in fair value for the years ended December 31, 2024 and 2025, respectively. Additional information regarding the Company’s fair value measurements, including significant assumptions used in the valuation of the convertible notes, is included in Note 3, Fair Value Measurements.

The Company accounts for certain freestanding warrants as liabilities in accordance with ASC 480, Distinguishing Liabilities from Equity, because the warrants are exercisable into preferred stock that is redeemable upon the occurrence of events not solely within the Company’s control. Warrant liabilities are initially measured at fair value upon issuance and subsequently remeasured to fair value at each reporting date, with changes in fair value recognized in the statements of operations and comprehensive loss within non-operating expense.

The fair value of the warrant liabilities is determined using valuation methodologies that incorporate probability-weighted financing, conversion, redemption and other liquidity-event scenarios, together with assumptions regarding the expected timing and probability of each scenario, required market participant rates of return and other relevant inputs. Because the valuation incorporates significant unobservable inputs, the fair value measurement of the warrant liabilities is classified within Level 3 of the fair value hierarchy.

Additional information regarding the valuation methodologies, significant assumptions, fair value hierarchy classifications and changes in fair value is included in Note 3, Fair Value Measurements. For the convertible notes, Note 5 also includes the relationship between the aggregate fair value and the unpaid principal balance as required by ASC 825.

Redeemable Convertible Preferred Stock—The redeemable convertible preferred stock is recorded outside of permanent equity because, while it is not mandatorily redeemable, in certain events which are not solely within the Company’s control, such as a merger, acquisition, or sale of all or substantially all of the Company’s assets (each, a “Deemed Liquidation Event”), the redeemable convertible preferred stock may become redeemable. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to its liquidation value because a deemed liquidation event obligating the Company to pay the liquidation preferences to holders of shares of redeemable convertible preferred stock is not probable of occurring as of December 31, 2025. Subsequent adjustments to the carrying values of convertible preferred stocks to the liquidation value will be made only when it becomes probable that such a deemed liquidation event will occur.

Stock-Based Compensation—The measurement of stock-based compensation expense is based on the estimated fair value of the awards on the date of grant.

The Company recognizes stock-based compensation expense for stock option grants with only service conditions on a straight-line basis over the requisite service period of the individual grants, which is generally the vesting period. Generally, stock options fully vest four years from the grant date and have a term of 10 years.

The Company recognizes the effect of forfeitures in stock-based compensation expense based on actual forfeitures when they occur.

The fair value of the shares of common stock underlying stock options has historically been determined by the board of directors (the “Board”), with input from management and contemporaneous third-party valuations, as there was no public market for the common stock. Given the absence of a public trading market for the Company’s common stock, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, the Board exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of the Company’s common stock at each option grant date.

Income Taxes—The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If it is determined that the Company would be able to realize these deferred tax assets in the future in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process: (1) determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

Accounting Standards Updates - Recently Adopted—In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which focuses on the rate reconciliation and income taxes paid. ASU No. 2023-09 requires a public business entity (PBE) to disclose, on an annual basis, a tabular rate reconciliation using both percentages and currency amounts, broken out into specified categories with certain reconciling items further broken out by nature and jurisdiction to the extent those items exceed a specified threshold. In addition, all entities are required to disclose income taxes paid, net of refunds received disaggregated by federal, state/local, and foreign and by jurisdiction if the amount is at least 5% of total income tax payments, net of refunds received. For PBEs, the new standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. For entities other than PBEs, the requirements will be effective for annual periods beginning after December 15, 2025. An entity may apply the amendments in this ASU prospectively by providing the revised disclosures for the period ending December 31, 2025 and continuing to provide the pre-ASU disclosures for the prior periods, or may apply the amendments retrospectively by providing the revised disclosures for all period presented. The Company has adopted ASU 2023-09 for the year ended December 31, 2025 and has retrospectively applied the disclosures for the year ended December 31, 2024. The adoption of ASU 2023-09 had no impact to the Company’s financial position, results of operations, or cash flows.

Accounting Standards Updates - Not Yet Adopted—In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income (Subtopic 220-40): Expense Disaggregation Disclosures. This update requires entities to disaggregate operating expenses into specific categories, such as salaries and wages, depreciation, and amortization, to provide enhanced transparency into the nature and function of expenses. Accounting Standards Update 2024-03 is effective for fiscal years beginning after December 15, 2026, with early adoption permitted. Accounting Standards Update 2024-03 may be applied retrospectively or prospectively. The Company is evaluating the disclosure requirements related to the new standard.

In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Accounting for and Disclosure of Software Costs (“ASU 2025-06”), which amends certain aspects of the accounting for and disclosure of internal-use software costs. ASU 2025-06 is effective for annual reporting periods beginning with the year ending December 31, 2028, with early adoption permitted. The Company is evaluating the effect that adoption of ASU 2025-06 will have on its financial statements and related disclosures.

The Company does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on our financial statements or disclosures.

3.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair value.

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

•	Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

•

Level 2—Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

•	Level 3—Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Cash and cash equivalents consist primarily of money market funds, which are measured at fair value using quoted prices in active markets and are therefore classified as Level 1 within the fair value hierarchy. The carrying values of the Company’s prepaid expenses, accounts payable and accrued expenses approximate their fair values due to their relatively short maturity periods. The Company has elected the fair value option for its convertible notes, which are remeasured at fair value at each reporting date, and classified within Level 3 of the fair value hierarchy because the valuation incorporates significant unobservable inputs, including assumptions regarding expected timing and probability of financing and liquidity events, market participant discount rates, and instrument-specific credit risk. Warrant liabilities are also measured at fair value on a recurring basis and are classified within Level 3 of the fair value hierarchy because their valuation similarly incorporates significant unobservable inputs.

There were no transfers between fair value measurement levels during the years ended December 31, 2025 and 2024.

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis for recognition or disclosure purposes as of December 31, 2025 and December 31, 2024 by level within the fair value hierarchy.

	December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$458,038	$—	$—	$458,038

Total assets	$458,038	$—	$—	$458,038

Liabilities:
Convertible notes	$—	$—	$8,492,726	$—
Warrants	—	—	3,183,628	—

Total liabilities	$—	$—	$11,676,354	$—

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$2,013,076	$—	$—	$2,013,076

Total assets	$2,013,076	$—	$—	$2,013,076

Liabilities:
Convertible notes	$—	$—	$2,462,714	$—
Warrants	—	—	863,694	—

Total liabilities	$—	$—	$3,326,408	$—

The convertible notes and warrant liabilities are classified within Level 3 of the fair value hierarchy because their valuations incorporate significant unobservable inputs. Refer to Note 2, Summary of Significant Accounting Policies, for a discussion of the valuation methodologies and significant assumptions used in estimating fair value.

The following table presents the changes in the Company’s Level 3 financial liabilities measured at fair value on a recurring basis as of December 31, 2024 and 2025:

Fair Value of Liabilities	Convertible Notes	Warrants
Balance at December 31, 2023	$—	$—
Initial recognition at fair value	1,950,547	799,453
Change in fair value	512,168	64,241

Balance at December 31, 2024	$2,462,714	$863,694

Initial recognition at fair value	3,115,541	80,634
Exchange of 2024 Notes to 2025 Notes	1,501,535	—
Change in fair value	1,412,937	2,239,300

Balance at December 31, 2025	$8,492,726	$3,183,628

Because the convertible notes and warrants are accounted for as separate units of account and each measured at fair value, the aggregate fair value of the instruments issued at inception exceeded the cash proceeds received. As a result, the Company recognized a loss at issuance for the convertible notes within non-operating expense, net. The aggregate initial fair value of the convertible notes and warrants issued during the year ended December 31, 2024 exceeded the cash proceeds received by $516,635, resulting in a $366,444 loss was recorded in the change in fair value of notes and a $150,191 loss was recorded within change in fair value of warrants within non-operating expense, net upon issuance in the accompanying statements of operations and comprehensive loss. The aggregate initial fair value of the convertible notes and warrants issued during the year ended December 31, 2025 exceeded the cash proceeds received by $1,560,240, resulting in a $1,520,880 loss was recorded in the change in fair value of notes and a $39,360 loss was recorded within change in fair value of warrants within non-operating expense, net upon issuance in the accompanying statements of operations and comprehensive loss.

The following table presents the significant assumptions related to the fair value for the convertible notes and warrants for the years ended December 31, 2025 and 2024:

	2025	2024
Time to Next Equity Financing (in years)	0.00 - 1.53	1.78 - 2.00
Probability of Next Equity Financing	0.0 - 60.0%	30.0%
Discount rate	37.0 - 38.4%	36.6 - 36.8%

4.	BALANCE SHEET COMPONENTS

Prepaid Expenses

Prepaid expenses consist of the following as of December 31:

	2025	2024
Prepaid research and development expenses	$127,317	$84,008
Prepaid clinical study expenses	74,438	75,938
Prepaid insurance	51,684	52,074
Other prepaid expenses	76,991	57,876

Total	$330,430	$269,896

Accrued Expenses

Accrued expenses consist of the following as of December 31:

	2025	2024
Accrued research and development expenses	$273,503	$637,105
Accrued professional services	155,704	14,450
Accrued other liabilities	20,000	21,613

Total	$449,207	$673,168

5.	CONVERTIBLE NOTES AND WARRANTS

In October 2024, the Company entered into a Convertible Note and Warrant Purchase Agreement pursuant to which it issued convertible promissory notes with an aggregate principal balance of $2,750,000 (the “2024 Convertible Notes”), which had a contractual maturity date of October 11, 2026. Accordingly, the 2024 Convertible Notes were classified as non-current liabilities in the accompanying balance sheet as of December 31, 2024. The 2024 Convertible Notes accrue interest at 4.21% per annum and were convertible into equity securities of the Company upon the occurrence of certain financing, liquidity, maturity, and other specified events. Concurrently with the issuance of the 2024 Convertible Notes, the Company issued freestanding warrants to purchase equity securities of the Company. The Company elected the fair value option under ASC 825 for the 2024 Convertible Notes upon issuance. Accordingly, the 2024 Convertible Notes were recorded at fair value at issuance and remeasured to fair value at each reporting date, with changes in fair value recognized in earnings. The Company has elected to report changes in fair value attributable to the accrual of contractual interest as part of the overall change in fair value recognized in earnings. Because the 2024 Convertible Notes and warrants are accounted for as separate units of account and each measured at fair value, the aggregate fair value of the instruments issued at inception exceeded the cash proceeds received. As a result, the Company recognized a loss at issuance within non-operating expense. The aggregate initial fair value of the 2024 Convertible Notes and warrants exceeded the cash proceeds received by $516,635, resulting in a $366,444 loss was recorded in the change in fair value of notes and a $150,191 loss was recorded within change in fair value of warrants within non-operating expense net upon issuance.

June 2025 Exchange

In June 2025, the Company exchanged the outstanding 2024 Convertible Notes for newly issued convertible notes (the “June 2025 Exchange”). The amended instruments (the “2025 Convertible Notes”) modified several key economic terms, including increasing the financing-event payout multiple from 1.0x to 1.43x, increasing the liquidation-event payout multiple from 3.0x to 4.0x, revising conversion mechanics through the introduction of valuation cap and discount-based features, and modifying certain conversion and liquidation participation rights.

The Company evaluated the June 2025 Exchange under ASC 470-50 and concluded that the amendments significantly modified the economics of the 2024 Convertible Notes, including revised financing and liquidation payout multiples, revised conversion pricing mechanics and enhanced participation rights. Accordingly, the June 2025 Exchange was accounted for as an extinguishment under ASC 470-50.

In connection with the June 2025 Exchange, the Company recognized a loss on exchange of $1,501,535 representing the difference between the fair value of the 2025 Convertible Notes and the carrying value of the 2024 Convertible Notes. The Company concluded that the 2025 Convertible Notes remained eligible for the fair value option as the amended conversion feature did not represent a substantial premium under ASC 825 and elected the fair value option upon initial recognition for all 2025 Convertible Notes, including those issued in the June 2025 Exchange and those issued to investors in separate financing transactions. Accordingly, the Company continued to apply the fair value option and no portion of the 2025 Convertible Notes were classified within stockholders’ deficit.

Subsequent Amendments and February 2026 Exchange

Following the June 2025 Exchange, the Company entered into a series of amendments to the 2025 Convertible Notes and related warrants. These amendments primarily consisted of maturity extensions to the 2025 Convertible Notes. The Company concluded that these amendments did not introduce new settlement outcomes or fundamentally change the economic characteristics of the 2025 Convertible Notes and therefore accounted for such amendments as modifications. Accordingly, the existing carrying value of the 2025 Convertible Notes was retained and no gain or loss was recognized as a result of the modifications. As of December 31, 2025, the 2025 Convertible Notes had a contractual maturity date of January 31, 2026 and were therefore classified as current liabilities in the accompanying balance sheet.

In February 2026, in connection with the Company’s broader recapitalization and bridge financing transaction, the Company exchanged the outstanding 2025 Convertible Notes for newly issued 2026 Convertible Notes. The exchange primarily extended the maturity of the 2025 Convertible Notes while maintaining substantially similar payout structures and economic characteristics. The Company concluded that the exchange did not result in a fundamental change to the nature of the instrument and therefore accounted for the exchange as a modification. Accordingly, the existing carrying value of the 2025 Convertible Notes was retained, no extinguishment accounting was applied, and no gain or loss was recognized as a result of the modification. The Company concluded that the 2026 Convertible Notes remained eligible for the fair value election under ASC 825 and were designated at fair value upon initial recognition. The 2026 Convertible Notes were accounted for as a continuation of the 2025 Convertible Notes. Accordingly, any fees or other amounts exchanged directly between the Company and the noteholders as part of the modification adjusted the carrying amount of the 2025 Convertible Notes and third-party costs were recognized as expense as incurred.

Warrants

The warrants issued in connection with the convertible note financings are freestanding financial instruments. The warrants are exercisable for equity securities of the Company and are classified as liabilities under ASC 480 because they are exercisable into preferred stock that contains redemption features not solely within the Company’s control. Accordingly, the warrants are recorded as liabilities at fair value upon issuance and are subsequently remeasured at fair value at each reporting date, with changes in fair value recognized in earnings.

In October 2025, the Company amended certain warrant terms, including increasing warrants associated with the outstanding convertible notes. The amendment increased the fair value of the warrant liabilities. The Company concluded that the amendment did not significantly modify the economic characteristics of the related convertible notes.

During the year ended December 31, 2024, the Company recognized a $512,168 loss related to changes in the fair value of 2024 Convertible Notes and a $64,241 loss related to changes in the fair value of warrant liabilities. During the year ended December 31, 2025, the Company recognized a $1,412,937 loss related to the changes in fair value of convertible notes, $1,501,535 loss on the exchange of the 2024 Convertible Notes for 2025 Convertible Notes, and a $2,239,300 loss related to changes in the fair value of warrant liabilities. All such amounts were recorded within non-operating expense in the Company’s statements of operations and comprehensive loss.

The following table presents the aggregate unpaid principal balance of the Convertible Notes compared with their aggregate fair value as of each balance sheet date, including the excess (deficit) of fair value over unpaid principal:

	December 31, 2025	December 31, 2024
Convertible notes - fair value	$8,492,726	$2,462,714
Unpaid convertible notes principal	(5,946,175)	(2,750,000)

Fair value excess (deficit) over unpaid principal	$2,546,551	$(287,286)

6.	CONVERTIBLE PREFERRED STOCK

The Company has issued five series of Convertible Preferred Stock, Series A through Series E.

Series A Extinguishment

On October 7, 2024, the Company entered into a Fourth Amended and Restated Voting Agreement and amended its certificate of incorporation to modify the governance rights associated with its Series A Preferred Stock. The amendments removed certain rights previously granted to Series A holders, including (i) the right to elect a member of the Board of Directors and (ii) enhanced voting rights that provided Series A holders with disproportionate voting power relative to their economic ownership (including the elimination of the “special voting” structure under which Series A holders had significantly greater voting power on an as-converted basis). The holders were not compensated for the removal for their special voting rights.

The Company evaluated the amendment under the applicable guidance for preferred stock modifications and extinguishments and concluded that the removal of these governance and control rights represented a substantive change to the terms of the instrument, as the amendments significantly reduced the relative voting power and governance influence of Series A holders, despite no changes to the underlying economic terms. Accordingly, the amendment was accounted for as an extinguishment of the existing Series A Preferred Stock and the issuance of new Series A Preferred Stock.

The fair value of the modified Series A Preferred Stock immediately following the amendment was estimated to be $17,813,805, based on a contemporaneous valuation of the Company’s equity, compared to a carrying amount of $20,197,475 immediately prior to the amendment. As a result, the Company recognized a deemed dividend of $2,383,670, representing the reduction in the carrying value of the Series A Preferred Stock and the resulting transfer of value to the remaining equity holders. The deemed dividend was recorded as a reduction to accumulated deficit. No changes were made to the liquidation preferences, dividend rights, conversion rights, or other economic terms of the Series A Preferred Stock as part of the amendment; rather, the amendment exclusively impacted governance and voting rights.

Reverse Stock Split

In February 2026, the Company effected a 1-for-10 reverse stock split of its common stock and preferred stock in connection with a broader recapitalization transaction (see Note 11 – Subsequent Events for further details). All share and per share amounts presented in the accompanying financial statements and related notes have been retrospectively adjusted to reflect the reverse stock split for all periods presented. The reverse stock split did not affect the par value of the Company’s common stock or preferred stock.

The following table summarizes the authorized, issued, and outstanding Convertible Preferred Stock as of December 31, 2025 (reflecting the 1-for-10 reverse stock split effected in February 2026):

Class	Year of Issuance	Issuance Price per Share	Shares Authorized	Shares Issued and Outstanding	Total Proceeds or Exchange Value	Issuance Costs	Net Proceeds	Liquidation Price per Share
Series A	2013	$0.40	2,525,000	2,525,000	$1,010,000	$—	$1,010,000	$0.40
Series B	2015	8.00	1,250,000	1,250,000	10,000,000	—	10,000,000	8.00
Series C	2015 - 2016	13.30	3,529,420	3,529,413	46,941,193	247,480	46,693,713	13.30
Series D	2018 and 2020	13.30	2,037,245	1,414,345	18,810,789	278,573	18,532,216	13.30
Series E	2021	13.40	4,241,659	2,117,253	28,371,190	216,950	28,154,240	13.40

			13,583,324	10,836,011	$105,133,172	$743,003	$104,390,169

The powers, preferences, rights, qualifications, limitations, and restrictions of the shares of Convertible Preferred Stock are as follows:

Dividends

Dividends shall accrue to holders of the Convertible Preferred Stock at the rate of 8% of the original issue price for the applicable series of Convertible Preferred Stock per annum subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, reclassification and other similar events payable only when, and if, declared by the Board. The right to receive dividends on Convertible Preferred Stock are not cumulative, and therefore, if not declared in any year, the right to such dividends shall terminate and shall not carryforward into the next year. There have been no dividends declared to date.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary or a deemed liquidation event (which includes a merger, the sale of all of the Company’s assets, or a change of control) the holders of the Convertible Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to stockholders, pari passu, at a liquidation price per share equal to the greater of: (1) the initial liquidation price of such Convertible Preferred Stock, plus any declared and unpaid dividends or (2) an amount that would have been payable had all the shares of the Convertible Preferred Stock been converted into the common stock. These payments will be made to or set aside prior to the holders of shares of any other class or series of capital stock that is not, by its terms, senior to the Convertible Preferred Stock.

Voting Rights

The holders of shares of Convertible Preferred Stock shall be entitled to vote together with the holders of Common Stock on all matters submitted to a vote of stockholders and shall vote as a single class on an as-converted basis, except as otherwise required by applicable law or the Company’s Certificate of Incorporation.

Effective October 7, 2024, the Company amended its Certificate of Incorporation and related governance documents to eliminate the enhanced voting rights previously associated with the Series A Convertible Preferred Stock, including the special voting structure and the right of the holders of Series A Convertible Preferred Stock to designate a member of the Board of Directors. Following such amendment, the Series A Convertible Preferred Stock no longer carries any special voting or governance rights beyond those applicable to the Company’s other series of Convertible Preferred Stock.

Conversion

Each share of Convertible Preferred Stock is convertible, at the option of the holder, at any time into such number of fully paid and nonassessable shares of common stock as is determined by dividing the applicable original issue price of such series of Convertible Preferred Stock by the applicable conversion price then in effect. The conversion price is subject to customary adjustment for stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar events, as provided in the Company’s Certificate of Incorporation.

Each share of Convertible Preferred Stock shall automatically convert into common stock upon the occurrence of (i) the closing of the sale of shares of common stock to the public in a firm commitment underwritten public offering meeting the qualifications specified in the Company’s Certificate of Incorporation or (ii) the written consent or affirmative vote of the holders of the requisite percentage of the outstanding shares of Convertible Preferred Stock, voting together as a single class on an as-converted basis, as specified in the Company’s Certificate of Incorporation.

Following the October 7, 2024 amendment to the Company’s Certificate of Incorporation, shares of Series A Convertible Preferred Stock are convertible into Common Stock and no longer carry the special voting rights that were previously associated with such shares. The October 2024 amendment did not modify the economic conversion terms, conversion ratio, or anti-dilution provisions applicable to the Convertible Preferred Stock.

7.	EQUITY INCENTIVE PLAN

The Company’s 2013 Employee, Director, and Consultant Equity Incentive Plan as amended on October 20, 2020 (the “Plan”) was originally adopted by its Board and stockholders in April 2013. As of December 31, 2025 and 2024, a total of 4,150,000 and 3,750,000 shares of common stock, respectively, were reserved for issuance under the Plan. As of December 31, 2025 and 2024, 320,703 and 3,521 common shares, respectively, remain available for issuance under the Plan.

Stock Option Activity—Each stock option grant carries varying vesting schedules, which are generally four years. Each stock option shall terminate not more than 10 years from the date of the grant.

A summary of the stock option activity under the Plan is presented in the table below:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at January 1, 2024	1,848,274	$5.42	7.6	$23,579
Granted	1,608,679	3.30
Exercised	(7,500)	0.40
Forfeited	(52,549)	3.80
Expired	(48,175)	4.86

Outstanding at December 31, 2024	3,348,729	$4.45	7.8	907,571

Options exercisable at December 31, 2024	3,287,649	$4.47	7.8	868,855

Vested and expected to vest at December 31, 2024	3,348,729	$4.45	7.8	907,571

Outstanding at January 1, 2025	3,348,729	$4.45	7.8	$907,571
Granted	275,000	2.90
Exercised	—	—
Forfeited	(46,773)	3.08
Expired	(145,407)	4.86

Outstanding at December 31, 2025	3,431,549	$4.32	6.3	$1,111,572

Options exercisable at December 31, 2025	3,174,823	$4.44	6.0	$883,162

Vested and expected to vest at December 31, 2025	3,431,549	$4.32	6.3	$1,111,572

The Company received cash proceeds from the exercise of stock options of $0 and $3,000 during the years ended December 31, 2025 and 2024, respectively. The total intrinsic value (the amount by which the stock price exceeds the exercise price of the stock option on the date of exercise) of the stock options exercised during the years ended December 31, 2025 and 2024, was $0 and $23,250, respectively. The weighted-average grant date fair value of stock options granted during the years ended December 31, 2025 and 2024, was $2.78 and $3.00, respectively. The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had an exercise price lower than the fair value of the Company’s common stock.

The Company utilized the Black-Scholes option-pricing model for determining the estimated fair value of stock options. The Black-Scholes option-pricing model requires the use of subjective assumptions. The assumptions used to value stock option grants for the years ended December 31, 2025 and 2024, were as follows:

	December 31, 2025	December 31, 2024
Fair value of common stock	$3.80	$3.80 - $4.70
Risk-free interest rate	4.40% - 4.41%	3.68% - 4.64%
Expected dividend yield	—	—
Weighted-average expected term	6.0 years	5.2 years
Expected volatility	75%	70% - 75%

Risk-Free Interest Rate—The risk-free interest rate for periods within the expected term of the awards is based on the US Treasury yield curve in effect at the time of the grant.

Expected Dividend Yield—The Company has never declared or paid any cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Expected Term—The Company calculates the expected term using the “simplified” method, which is the simple average of the vesting period and the contractual term. The simplified method is applied as the Company does not have sufficient historical data to provide a reasonable basis for an estimate of the expected term.

Expected Volatility—As the Company has been privately held since inception, there is no specific historical or implied volatility information available. Accordingly, the Company estimates the expected volatility on the historical stock volatility of a group of similar companies that are publicly traded over a period equivalent to the expected term of the stock options.

Exercise Price—The exercise price is taken directly from the grant notice issued to employees and nonemployees.

The Company’s stock-based compensation expense is allocated to the following operating expense categories on the statements of operations and comprehensive loss for the years ended December 31, 2025 and 2024, as follows:

	December 31, 2025	December 31, 2024
Research and development	$120,451	$2,844,357
General and administrative	84,098	3,368,553

Total stock-based compensation expense	$204,549	$6,212,910

No related tax benefits of the stock-based compensation expense have been recognized and no related tax benefits have been realized from the exercise of stock options due to the Company’s net operating loss carryforwards.

Total unrecognized stock-based compensation expense as of December 31, 2025 and 2024, was $579,960 and $147,866, respectively, which will be recognized over the remaining weighted-average vesting period of 2.99 years and 3.01 years, respectively.

8.	INCOME TAXES

The Company has not recorded federal or state income taxes during the years ended December 31, 2025 and 2024, as the Company incurred operating losses and maintains a full valuation allowance against its net deferred tax assets.

Significant components of the Company’s deferred tax assets (liabilities) as of December 31, 2025 and 2024, are as follows:

	Year Ended December 31,
	2025	2024
Net operating loss carryforwards	25,968,870	24,342,037
Tax credit carryforwards	2,938,454	2,912,251
Capitalized R&D	3,726,022	3,700,537
Nondeductible stock-based compensation	2,266,232	2,361,328
Other	131,464	186,357

Total deferred tax assets	35,031,042	33,502,510

Valuation allowance	(35,031,042)	(33,502,510)

Net deferred tax assets (liability)	—	—

A reconciliation of the income tax at the federal statutory tax rate to the Company’s effective income tax rate for the years-ended December 31, 2025 and 2024, is as follows:

	Year Ended December 31,		Year Ended December 31,
	2025		2024
	Amount	Percent	Amount	Percent
Pretax Income (Loss)	$(11,291,213)		$(10,672,196)
US Federal Statutory Tax Rate	(2,371,155)	21.0%	(2,241,161)	21.0%
State and Local Income Taxes, net of Fed benefit	—	0.0%	—	0.0%
State Deferred Taxes	(356,784)	3.2%	(609,929)	5.7%
Change in Valuation Allowance	356,784	-3.2%	609,929	-5.7%
Tax Credits:
Federal R&D Credits	—	0.0%	223,085	-2.1%
Change in valuation allowance	1,171,748	-10.4%	1,846,542	-17.4%
Nontaxable or Nondeductible Items:
Stock Compensation	117,125	-1.0%	69,049	-0.6%
Change in FV of Warrant Liability	1,082,292	-9.6%	121,046	-1.1%
Other	(10)	0.0%	(18,561)	0.2%

Total	$—	0.0%	$—	0.0%

The Company’s effective tax rate for December 31, 2025 and 2024, differs from the federal statutory tax rate of 21% mainly due to the effect of deferred state income tax benefits resulting from state net operating loss carryforwards and the tax benefits related to research and development tax credits. These benefits to the effective tax rate are fully offset by the increase in the Company’s valuation allowance from the prior year.

The future realization of the tax benefits from existing temporary differences and tax attributes ultimately depends on the existence of sufficient taxable income. The Company assesses the realizability of its deferred tax assets at each balance sheet date. In assessing the realization of its deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considers the projected future taxable income, expected reversal of existing deferred tax liabilities, and tax planning strategies in making this assessment. After consideration of all available evidence, both positive and negative, the Company determined that it is not more likely than not that its net deferred tax assets will be realized in the foreseeable future. As a result, the Company increased its valuation allowance by $1,528,532 and $2,456,471 as of December 31, 2025 and 2024, respectively.

As of December 31, 2025, the Company had the following tax net operating loss carryforwards available to reduce future federal and Connecticut taxable income, and tax credit carryforwards available to offset future federal and Connecticut income taxes:

	Amount	Expiration
Tax net operating loss carryforwards:
Federal (pre-2018 NOLs)	34,309,101	2033 - 2037
Federal (post-2017 NOLs)	62,188,794	N/A
Connecticut	96,275,309	2033 - 2045
Tax credit carryforwards:
Federal research and development	2,315,862	2033 - 2041
Connecticut research and development	785,360	2032 - 2039
Connecticut other	2,731	2026 - 2027

The future realization of the Company’s net operating loss carryforwards and other tax attributes may also be limited by the change in ownership rules under the U.S. Internal Revenue Code Section 382. Under Section 382, if a corporation undergoes an ownership change (as defined), the corporation’s ability to utilize its net operating loss carryforwards and other tax attributes to offset income may be limited. The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes.

The Company records uncertain tax positions as liabilities in accordance with ASC 740-10 and adjusts these liabilities when judgment changes as a result of the evaluation of new information not previously available. Since there is complexity in some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax in the period in which new information is available. The calculation and assessment of the Company’s income tax exposures generally involves the uncertainties in the application of complex tax laws and regulations for federal, state, and foreign jurisdictions. A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon local tax examination including resolutions of any related appeals or litigation on the basis of the technical merits.

The Company files income tax returns in the US where it is subject to tax examination by local tax authorities. The Company is not currently under examination for income taxes and is not aware of any issues under review that could result in significant payments, accruals or material deviation from its tax positions. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by local tax authorities to the extent utilized in a future period. The statute of limitations for the Company has expired for tax years prior to 2022.

As of December 31, 2025 and 2024, the Company did not have any unrecognized tax benefits. To the extent penalties and interest would be assessed on any underpayment of income tax, the Company’s policy is that such amounts would be accrued and classified as a component of income tax in the financial statements. To date, the Company has not recorded any such interest or penalties.

Additionally, as a result of legislation in the State of Connecticut, companies have the opportunity to exchange certain research and development tax credit carryforwards for a cash payment of 90% of the research and development tax credit for the year ended December 31, 2025, and 65% of the research and development tax credit for the year ended December 31, 2024.. The research and development expenses that qualify for Connecticut credits are limited to those costs incurred within Connecticut. The Company has elected to participate in the exchange program and, as a result, has recognized net benefits of $15,120 and $12,822 for the years ended December 31, 2025 and 2024, respectively, which are included in research and development expenses in the accompanying statements of operations and comprehensive loss. As of December 31, 2025 and 2024, the Company has recorded $29,907 and $30,671, respectively, of research and development tax credit receivables in current assets.

For the years ended December 31, 2025 and 2024, there were no income taxes paid (net of refunds received).

On July 4, 2025, the One Big Beautiful Bill Act was enacted into law with changes to U.S. tax law that will be applicable to the Company beginning in 2025. These changes include provisions allowing accelerated tax deductions for qualified property and research expenditures.

9.	RELATED-PARTY TRANSACTIONS

No material related-party transactions were identified during the year ended December 31, 2025. During the year ended December 31, 2024, the Company entered into transactions with entities affiliated with certain members of its Board of Directors through those directors’ leadership positions and family affiliations. These transactions were conducted in the ordinary course of business and primarily consisted of advisory, administrative and office facility services provided to the Company. During the year ended December 31, 2024, the Company incurred $126,967 of advisory service fees payable to an entity affiliated with a member of the Board of Directors. In addition, the Company incurred $103,181 of administrative service fees and $31,178 of rent expense payable to entities affiliated with another member of the Board of Directors and members of such director’s immediate family. While certain of these transactions were not individually material, they have been presented on an aggregate basis as related-party transactions. As of December 31, 2024, amounts due to related parties were approximately $10,000 and are included within accounts payable in the accompanying balance sheets.

10.	COMMITMENTS AND CONTINGENCIES

Commitments

The Company sponsors a 401(k) defined contribution plan covering all eligible US employees. Contributions to the 401(k) plan are discretionary. The Company did not make any matching contributions to the 401(k) plan for the years ended December 31, 2025 and 2024.

Contingencies

The Company does not have any outstanding or ongoing litigation and legal matters.

11.	SUBSEQUENT EVENTS

In connection with the preparation of the financial statements, the Company evaluated events subsequent to the balance sheet date of December 31, 2025 through July 29, 2026, the date the financial statements were available for issuance.

Rights offering, Recapitalization, and 2026 Bridge Financing

On February 17, 2026, the Company completed a recapitalization transaction in connection with a bridge financing. The transaction included (i) a 1-for-10 reverse stock split, (ii) a rights offering and issuance of senior secured convertible notes, which included approximately $1,233,451 of new financing proceeds and the exchange of previously outstanding notes, (iii) amendments to the Company’s Certificate of Incorporation, and (iv) the exchange and conversion of certain outstanding preferred stock. The convertible notes issued in connection with the bridge financing are senior secured, bear interest at 7% per annum, mature on May 31, 2026, and are convertible into equity upon the consummation of a future financing, including at a discount to the financing price or subject to a valuation cap.

In connection with the amended Certificate of Incorporation, holders of preferred stock were required to participate in the bridge financing on a specified pro rata basis in order to retain their preferred stock rights. Holders that participated exchanged their existing preferred stock for newly designated Series 1 Preferred Stock, while holders that did not participate were required to convert their preferred stock into common stock.

Following the reverse stock split, 2,892,376 shares of preferred stock were exchanged for 28,923,760 shares of Series 1 Preferred Stock and 7,943,633 shares of preferred stock were converted into common stock.

In April 2026, the Company issued an additional $10,000,000 of senior secured convertible promissory notes. The additional notes were issued on substantially the same terms as the notes issued in February 2026.

Merger Agreement

On May 17, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Quince Therapeutics, Inc. (“Quince”), Phoenix Merger Sub I, Inc., Phoenix Merger Sub II, LLC and Orphai Holdings Therapeutics, Inc., pursuant to which the Company was acquired by Quince. Under the terms of the Merger Agreement, Merger Sub I merged with and into Orphai Holdings Therapeutics, Inc., with Orphai Holdings Therapeutics, Inc. surviving as a wholly owned subsidiary of Quince, followed immediately by the merger of Orphai Holdings Therapeutics, Inc. with and into Merger Sub II, pursuant to which Merger Sub II was the surviving entity.

Pursuant to the Merger Agreement, holders of Orphai equity securities received an aggregate of 3,258,517 shares of Quince common stock and 67,101.2355 shares of Quince Series C Non-Voting Convertible Preferred Stock, subject to the terms and conditions set forth in the Merger Agreement. Outstanding Company options and warrants were assumed or exchanged for corresponding Quince equity instruments, and the Company’s outstanding convertible notes converted into equity immediately prior to the effective time of the merger in accordance with their terms.

In connection with the execution of the Merger Agreement, Quince entered into securities purchase agreements with certain investors providing for a private placement financing which generated gross proceeds of $115,000,000 through the issuance of Quince Series C Convertible Preferred Stock and related warrants, subject to the satisfaction of customary closing conditions.

Stock Options

In February 2026, the Company created the 2026 Stock Incentive Plan (the “2026 Plan”) which was adopted by its Board and stockholders. In May 2026, the Company amended the existing 2026 Plan to increase the shares of common stock reserved for issuance from 6,832,554 shares to 35,000,000 shares.

The Board of Directors authorized the grant of stock options to purchase a total of 34,559,284 shares of common stock to management, employees and select consultants and advisors at a weighted average exercise price of $0.50 per share during the period from January 1, 2026 through July 29, 2026.

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